Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Compensation Plan of SFX Entertainment, Inc.  of our report dated April 24, 2013 (except Note 20, as to which the date is June 24, 2013 and except for Note 19, as to which the date is September 24, 2013), with respect to the consolidated financial statements of SFX Entertainment, Inc. included in its Form S-1 (File No. 333-189564), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
November 8, 2013